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                                                                   EXHIBIT 14.1


                        PRG-SCHULTZ INTERNATIONAL, INC.

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS


         The Senior Financial Officers of PRG-Schultz International, Inc. (the "Company") are uniquely capable and empowered to ensure that the interests of the Company's stakeholders are appropriately balanced, protected and preserved. This Code of Ethics has been adopted by the Company's Board of Directors to further promote the honest and ethical conduct and compliance with the law by the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, if any, and Controller and any persons performing similar functions (its "Senior Financial Officers"), particularly as related to the maintenance of the Company's financial records and the preparation of financial statements filed with the Securities and Exchange Commission ("SEC"). The obligations of this Code of Ethics are intended to supplement the Company's various policies and its Code of Conduct, as now existing or as may be developed and revised from time to time.

         Senior Financial Officers of the Company shall:

         1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

         2. Provide colleagues, and the public through the Company's public filings, financial press releases and other communications, with information that is fair, accurate, complete, relevant, timely and understandable.

         3. Establish and maintain internal controls and procedures and disclosure controls and procedures designed to assure that financial information is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing financial information so that such reports and communications are fair, accurate, complete, timely and understandable.

         4. Comply with applicable laws, rules and regulations of federal, state and local governments (both United States and foreign) and other appropriate private and public regulatory agencies.

         5. Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

         6. Respect the confidentiality of information acquired in the course of employment and refrain from using such confidential information for personal advantage.

         7. Share knowledge and maintain skills necessary and relevant to the needs of the Company.

         8. Proactively promote ethical and honest behavior within the workplace.

         9. Assure responsible use of and control of all assets, resources and information in possession of the Company.


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                                                                   EXHIBIT 14.1


         Each Senior Financial Officer shall promptly report any violation of this Code of Ethics to the Company's General Counsel, or if the Senior Financial Officer believes that the General Counsel may be involved in the matter giving rise to such violation, to the Chairman of the Company's Audit Committee.

         The Board of Directors [alternatively, the Audit Committee], upon the review and recommendation of the Audit Committee, shall have the sole and absolute discretionary authority to approve any amendment to or waiver of this Code of Ethics. Any such amendment or waiver shall be disclosed promptly as required by law, SEC regulation or any rule of an exchange or quotation system upon which the securities of the Company are traded.

         Any failure to comply with this Code of Ethics shall subject a Senior Financial Officer to disciplinary action, including but not limited to, termination of employment.


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